Kirkpatrick & Lockhart Nicholson Graham LLP
                             Miami Center-20th Floor
                            201 S. Biscayne Boulevard
                            Miami, Florida 33131-2399
                                 (305) 539-3300

July 18, 2005

NeoMedia Technologies, Inc.
2201 Second Street, Suite 402
Fort Myers, Florida 33901


         Re:      Registration Statement on Form S-4 (as amended by Form S-4/A)


Ladies and Gentlemen:


         We have acted as counsel to NeoMedia Technologies, Inc., a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 (as amended by its Registration Statement on Form S-4/A) (the "Registration Statement") filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"). The Registration Statement relates to the issuance by the Company of 20,000,000 shares of its common stock, par value $0.01 per share (the "Shares"), in connection with the Company's proposed acquisition (the "Acquisition") of BSD Software, Inc., a Florida corporation ("BSD"), pursuant to that certain Agreement and Plan of Merger, dated as of December 21, 2004, by and among the Company, NeoMedia Telcom Services, Inc., a Nevada corporation, and BSD (the "Plan of Merger").


         You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company's Certificate of Incorporation (as amended) and bylaws, and the Plan of Merger, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.

         Our opinion set forth below is limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

         Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters". In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP


KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP